Exhibit 99.1

TITAN IRON ORE ANNOUNCES DENIAL OF IMMEDIATE ACCESS PETITION

TUCSON, Arizona, February 12, 2013 – Titan Iron Ore Corp. (“Titan”, the “Company”) (OTCBB: TFER) announces that it received today an Order from the Second Judicial District for the State of Wyoming denying Titan’s petition under W.S. Section 1-26-507 for an Order of Immediate Entry to use a road through the lands of DSS Holdings LLC. Titan had sought the Order to enable it to use the existing road to reach Titan’s Iron Mountain minesite for initial reconnaissance and exploration activities.

 Andrew Brodkey, CEO of Titan Iron Ore Corp., commented: “We are obviously disappointed that the Court did not see things our way on the petition for immediate access However, this initial result in no way detracts from Titan’s plans to explore, evaluate and potentially initiate the redevelopment of Iron Mountain, although it will likely result in some delay. Titan has sent a letter to the landowner as a requirement to condemn an easement over the road under W.S Section 1-26-506 though 1-26-508, without which we could not conduct mining operations at Iron Mountain. We intend to vigorously pursue the condemnation efforts during 2013.”

About Titan Iron Ore Corp.

Titan is based in Tucson, Arizona and trades on the OTC Bulletin Board under the trading symbol “TFER”. The Company is focused on the acquisition and development of iron ore exploration and development mining properties located in regions that enjoy stable politics, sound economies and friendly business environments.

On Behalf of the Board,

TITAN IRON ORE CORP.
/s/ Andrew Brodkey
Andrew A. Brodkey

President and CEO

Forward Looking Statements

This news release contains forward-looking statements. Forward looking information in this news release include that the Company plans to explore, evaluate and potentially initiate the redevelopment of Iron Mountain, and that the Company intends to vigorously pursue the condemnation efforts during 2013, without which we could not conduct mining operations at Iron Mountain. There can be no certainty regarding the ability of the Company to achieve these results. Factors which may delay or prevent these results from coming to fruition include our inability to gain access to the property for development, our inability to raise sufficient financing, weather and access impediments; inability of consultants to complete the exploration programs, and that results may be substantially different than expected. As well, results may differ as a result of geological data resulting in changed plans for exploration, the Company’s potential inability to contract equipment and labor or finance its plans, current economic conditions and the state of mineral exploration and mineral prices in general.  Even if results on the property are positive, the mineralization may not be sufficiently economic for commercialization. As a result, readers are advised not to place undue reliance on forward-looking statements or information. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as is required under applicable securities laws. Readers should also refer to the risk factors of junior mining exploration companies as disclosed on EDGAR to understand the many risks facing our company.

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For further information please go to the Titan Iron Ore Corp. website:   www.titan-iron.com, or
Aryn Gruneisen, Corporate Secretary
agruneisien@kriyah.com
1-520-989-0032